                                                                 Exhibit 12-A

                         Delmarva Power & Light Company

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)

                                          12 Months
                                            Ended
                                          March 31,                       Year  Ended  December  31,
                                                        ---------------------------------------------------------------
                                             1997          1996          1995        1994          1993          1992
                                          ---------     ---------     ---------   ---------     ---------      --------

Net income                                $106,837      $116,187      $117,488    $108,310      $111,076       $98,526
                                          ---------     ---------     ---------   ---------     ---------     --------

Income taxes                                72,654        78,340        75,540      67,613        67,102        54,834
                                          ---------     ---------     ---------   ---------     ---------      --------

Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                                70,750        69,329        65,572      61,128        62,651        66,976
   Other interest                           13,242        12,516        10,353       9,336         9,245         8,449
   Preferred dividend require-
     ments of a subsidiary
     trust                                   2,812         1,390            -           -             -             -
                                          ---------     ---------     ---------   ---------     ---------      --------
     Total fixed charges                    86,804        83,235        75,925      70,464        71,896        75,425
                                          ---------     ---------     ---------   ---------     ---------      --------

Nonutility capitalized interest               (310)         (311)         (304)       (256)         (246)         (231)
                                          ---------     ---------     ---------   ---------     ---------      --------

Earnings before income taxes
   and fixed charges                      $265,985      $277,451      $268,649    $246,131      $249,828      $228,554
                                          =========     =========     =========   =========     =========     =========

Ratio of earnings to fixed charges            3.06          3.33          3.54        3.49          3.47          3.03

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

                                                                Exhibit 12-B

                         Delmarva Power & Light Company

           Ratio of Earnings to Fixed Charges and Preferred Dividends
           ----------------------------------------------------------
                             (Dollars in Thousands)


                                       12 Months
                                         Ended
                                       March 31,                       Year  Ended  December  31,
                                                     -------------------------------------------------------------
                                          1997          1996         1995         1994         1993         1992
                                       ---------     ---------    ---------    ---------    ---------    ---------

Net income                             $106,837      $116,187     $117,488     $108,310     $111,076      $98,526
                                       ---------     ---------    ---------    ---------    ---------    ---------

Income taxes                             72,654        78,340       75,540       67,613       67,102       54,834
                                       ---------     ---------    ---------    ---------    ---------    ---------

Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                             70,750        69,329       65,572       61,128       62,651       66,976
   Other interest                        13,242        12,516       10,353        9,336        9,245        8,449
   Preferred dividend require-
     ments of a subsidiary
     trust                                2,812         1,390           -            -            -            -
                                       ---------     ---------    ---------    ---------    ---------    ---------

     Total fixed charges                 86,804        83,235       75,925       70,464       71,896       75,425
                                       ---------     ---------    ---------    ---------    ---------    ---------
Nonutility capitalized interest            (310)         (311)        (304)        (256)        (246)        (231)
                                       ---------     ---------    ---------    ---------    ---------    ---------

Earnings before income taxes
   and fixed charges                   $265,985      $277,451     $268,649     $246,131     $249,828     $228,554
                                       =========     =========    =========    =========    =========    =========

Fixed charges                           $86,804       $83,235      $75,925      $70,464      $71,896      $75,425

Preferred dividend requirements          12,955        14,961       16,185       15,948       14,803       15,785
                                       ---------     ---------    ---------    ---------    ---------    ---------

                                        $99,759       $98,196      $92,110      $86,412      $86,699      $91,210
                                       =========     =========    =========    =========    =========    =========

Ratio of earnings to fixed charges
   and preferred dividends                 2.67          2.83         2.92         2.85         2.88         2.51

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

                                      -20-